EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                Three mos. ended       Nine mos. ended
                                    June 30,               June 30,
                                 1995     1994          1995     1994
                                (In Thousands, except per-share data)
PRIMARY

Average shares outstanding      13,208    12,379      12,769    12,310

Net effect of dilutive stock
   options-based on the
   treasury stock method
   using average market price        0     1,106         855     1,095
                               --------  --------    --------  --------
Total                           13,208    13,485      13,624    13,405
                               ========  ========    ========  ========


Net (loss) income              $(4,663)  $ 2,906     $ 1,557   $ 7,695

Net income (loss) per share     $(0.35)    $0.22       $0.11     $0.57
                               ========  ========    ========  ========


FULLY DILUTED

Average shares outstanding      13,208    12,379      12,769    12,310

Net effect of dilutive stock
   options-based on the
   treasury stock method
   using the end of period
   market price, if higher
   than average market price         0     1,106         936     1,095

Assumed conversion of 6 1/4 %
   convertible subordinated
   debentures                        0     2,300           0     2,300
                               --------  --------    --------  --------
Total                           13,208    15,785      13,705    15,705
                               ======== ========     ========  ========


Net (loss) Income              $(4,663)  $ 2,906     $ 1,557   $ 7,695

Add 6 1/4 % convertible
   subordinated debenture
   interest, net of federal
   income tax effect                 0       377           0     1,145
                               --------  --------    --------  --------
Net (loss) income, as adjusted $(4,663)  $ 3,283     $ 1,557   $ 8,840

Net (loss) income per share     $(0.35)    $0.21       $0.11     $0.56
                               ========  ========    ========  ========
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